Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

BTU International, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-183189) on Form S-3 and (Nos. 333-168553, 333-125923, 333-125924, 333-155963, 333-94713, 333-63298, 033-59081, 033-59045 and 333-176221) on Form S-8 of BTU International, Inc. of our report dated March 13 2013, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2012, and the related financial statement schedule, which report appears in the December 31, 2012 annual report on Form 10-K of BTU International, Inc.

/s/ KPMG LLP

Boston, Massachusetts

March 13, 2013